Exhibit 99

MATRIX SERVICE COMPANY REPORTS THIRD QUARTER RESULTS
TULSA, OK – May 8, 2019 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its third quarter ended March 31, 2019.
Key highlights:

•	Revenue increased 46.1% to $358.9 million compared to $245.6 million in the third quarter of the prior fiscal year

•	Fully diluted earnings per share of $0.33 in the third quarter

•	Backlog increased 25.4% to $1.146 billion compared to $914.2 million at the same period a year ago; book-to-bill of 1.3 for the quarter on $458.9 million of project awards

•	Liquidity of $180.0 million, up 34.6% compared to $133.7 million for the same period a year ago

•	Company narrows revenue guidance to between $1.375 and $1.425 billion and earnings per fully diluted share to between $0.90 to $1.10
“We are pleased with our third quarter results, which, as previously forecasted, reflect continued improvement in revenue, gross margins, and earnings per share. This was led by strong performance in Storage Solutions and Oil Gas & Chemical, which was reinforced by increased scope on refinery turnaround projects and engineering work on a number of gas processing facilities,” said John R. Hewitt, President and Chief Executive Officer.
“As previously indicated, achieving full year guidance was dependent upon producing strong results in the back half of the fiscal year. With the performance produced this quarter, and our fourth quarter expectations, we are confident in narrowing our revenue guidance to between $1.375 and $1.425 billion and our earnings guidance to between $0.90 and $1.10 per fully diluted share."
Third Quarter Fiscal 2019 Results
Consolidated revenue was $358.9 million for the three months ended March 31, 2019, compared to $245.6 million in the same period of the prior fiscal year. Storage Solutions segment revenue increased $57.5 million primarily as a result of increased tank and terminal construction work, and higher levels of repair and maintenance spending. Industrial segment revenue increased $39.3 million due to higher volumes of iron and steel work. Oil Gas & Chemical segment revenue increased $14.2 million due to higher volumes of turnaround and maintenance work. Electrical Infrastructure segment revenue increased $2.3 million due to an increase in power generation package work, largely offset by reductions in power delivery and our strategic shift away from larger power generation EPC work.
Consolidated gross profit was $36.9 million in the three months ended March 31, 2019 compared to $14.9 million in the three months ended March 31, 2018. The gross margin was 10.3% in the three months ended March 31, 2019 compared to 6.1% in the same period in the prior fiscal year. Fiscal 2019 gross margin was positively impacted by higher revenues, which led to improved recovery of construction overhead costs, and improved project execution.
Consolidated SG&A expenses were $24.1 million in the three months ended March 31, 2019 compared to $20.8 million in the same period a year earlier. The increase was primarily due to improved operating results, which led to higher incentive compensation expense, and higher stock compensation cost.
Our effective tax rate for the three months ended March 31, 2019 was 30.5% which was higher than our expected fiscal 2019 effective tax rate of approximately 27.0%. The effective tax rate in fiscal 2019 was negatively impacted by a valuation allowance of $0.6 million placed on foreign tax credits which we do not believe will be utilized prior to their expiration.
The Company earned net income of $8.9 million, or $0.33 per fully diluted share, in the third quarter of fiscal 2019 compared to a net loss of $5.2 million, or $0.19 per fully diluted share, in the third quarter of fiscal 2018.

Nine Month Fiscal 2019 Results
Consolidated revenue was $1.018 billion for the nine months ended March 31, 2019, compared to $798.5 million in the same period of the prior fiscal year. Storage Solutions revenue increased $154.5 million primarily as a result of increased tank and terminal construction work, and higher levels of repair and maintenance spending. Industrial segment revenue increased $102.7 million due to higher volumes of iron and steel spending and increased thermal vacuum chamber work. Oil Gas & Chemical segment revenue increased $1.9 million due to higher volumes of turnaround and maintenance work, largely offset by a decrease in capital work. Electrical Infrastructure segment revenue decreased $39.7 million primarily due to the strategic shift away from larger EPC power generation work to smaller packages, as well as a lower volume of power delivery projects.
Consolidated gross profit was $88.2 million in the nine months ended March 31, 2019 compared to $70.5 million in the nine months ended March 31, 2018. The gross margin was 8.7% in the nine months ended March 31, 2019 compared to 8.8% in the same period in the prior fiscal year. For the first and second quarters of fiscal 2019, the gross margin was negatively impacted by the wind down of lower margin work awarded in a highly competitive environment and lower than previously forecasted margins on a limited number of those projects.
Consolidated SG&A expenses were $67.7 million in the nine months ended March 31, 2019 compared to $63.9 million in the same period a year earlier. The increase was primarily due to improved operating results, which led to higher incentive compensation expense, and higher stock compensation cost. These increases were partially offset by lower amortization expense on intangible assets that fully amortized in fiscal 2018.
The Company earned net income of $15.2 million, or $0.55 per fully diluted share, during the nine months ended March 31, 2019 compared to net income of $3.2 million, or $0.12 per fully diluted share in the prior year.
Backlog
Backlog at March 31, 2019 was $1.146 billion compared to $1.046 billion at December 31, 2018. The quarterly book-to-bill ratio was 1.3 on project awards of $458.9 million. The year-to-date book-to-bill ratio was 0.9 on project awards of $945.8 million.
Financial Position
The Company had borrowings of $2.2 million outstanding and a cash balance of $49.7 million at March 31, 2019. The cash balance combined with availability under the credit facility provides the Company with liquidity of $180.0 million at March 31, 2019, an increase of $42.7 million since December 31, 2018. The Company expects continued liquidity improvement as we work through fourth quarter of fiscal 2019.
Earnings Guidance
The Company is narrowing fiscal 2019 revenue guidance to between $1.375 billion and $1.425 billion and earnings per fully diluted share to between $0.90 and $1.10.
Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, May 9, 2019 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

About Matrix Service Company
Founded in 1984, Matrix Service Company is parent to a family of companies that include Matrix Service Inc., Matrix NAC, Matrix PDM Engineering and Matrix Applied Technologies. Our subsidiaries design, build and maintain infrastructure critical to North America's energy and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with subsidiary offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Revenues	$358,887	$245,645	$1,017,966	$798,466
Cost of revenues	321,981	230,754	929,753	727,981
Gross profit	36,906	14,891	88,213	70,485
Selling, general and administrative expenses	24,112	20,753	67,672	63,852
Operating income (loss)	12,794	(5,862)	20,541	6,633
Other income (expense):
Interest expense	(301)	(643)	(954)	(2,080)
Interest income	307	130	863	234
Other	58	370	582	384
Income (loss) before income tax expense	12,858	(6,005)	21,032	5,171
Provision (benefit) for federal, state and foreign income taxes	3,925	(852)	5,862	1,968
Net income (loss)	$8,933	$(5,153)	$15,170	$3,203

Basic earnings (loss) per common share	$0.33	$(0.19)	$0.56	$0.12
Diluted earnings (loss) per common share	$0.33	$(0.19)	$0.55	$0.12
Weighted average common shares outstanding:
Basic	26,788	26,817	26,918	26,747
Diluted	27,417	26,817	27,587	27,054

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	March 31, 2019	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$49,676	$64,057
Accounts receivable, less allowances (March 31, 2019— $938 and June 30, 2018—$6,327)	274,904	203,388
Costs and estimated earnings in excess of billings on uncompleted contracts	75,353	76,632
Inventories	8,637	5,152
Income taxes receivable	489	3,359
Other current assets	6,171	4,458
Total current assets	415,230	357,046
Property, plant and equipment at cost:
Land and buildings	41,091	40,424
Construction equipment	90,759	89,036
Transportation equipment	49,719	48,339
Office equipment and software	43,036	41,236
Construction in progress	5,860	1,353
Total property, plant and equipment - at cost	230,465	220,388
Accumulated depreciation	(154,653)	(147,743)
Property, plant and equipment - net	75,812	72,645
Goodwill	93,316	96,162
Other intangible assets	20,282	22,814
Deferred income taxes	6,169	4,848
Other assets	20,624	4,518
Total assets	$631,433	$558,033

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	March 31, 2019	June 30, 2018
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$110,502	$79,439
Billings on uncompleted contracts in excess of costs and estimated earnings	122,235	120,740
Accrued wages and benefits	41,823	24,375
Accrued insurance	9,459	9,080
Income taxes payable	907	7
Other accrued expenses	4,618	4,824
Total current liabilities	289,544	238,465
Deferred income taxes	3,391	429
Borrowings under senior secured revolving credit facility	2,172	—
Other liabilities	232	296
Total liabilities	295,339	239,190
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2019 and June 30, 2018; 26,803,422 and 26,853,823 shares outstanding as of March 31, 2019 and June 30, 2018	279	279
Additional paid-in capital	134,836	132,198
Retained earnings	226,664	211,494
Accumulated other comprehensive loss	(7,863)	(7,411)
	353,916	336,560
Less: Treasury stock, at cost — 1,084,795 shares as of March 31, 2019, and 1,034,394 shares as of June 30, 2018	(17,822)	(17,717)
Total stockholders' equity	336,094	318,843
Total liabilities and stockholders’ equity	$631,433	$558,033

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Gross revenues
Electrical Infrastructure	$60,669	$58,378	$163,543	$203,201
Oil Gas & Chemical	83,414	68,689	246,497	242,946
Storage Solutions	134,822	78,859	374,787	221,664
Industrial	81,283	41,976	237,225	134,507
Total gross revenues	$360,188	$247,902	$1,022,052	$802,318
Less: Inter-segment revenues
Oil Gas & Chemical	$870	$299	$2,175	$544
Storage Solutions	431	1,958	1,911	3,307
Industrial	—	—	—	1
Total inter-segment revenues	$1,301	$2,257	$4,086	$3,852
Consolidated revenues
Electrical Infrastructure	$60,669	$58,378	$163,543	$203,201
Oil Gas & Chemical	82,544	68,390	244,322	242,402
Storage Solutions	134,391	76,901	372,876	218,357
Industrial	81,283	41,976	237,225	134,506
Total consolidated revenues	$358,887	$245,645	$1,017,966	$798,466
Gross profit
Electrical Infrastructure	$6,210	$1,759	$13,155	$15,567
Oil Gas & Chemical	10,736	4,744	25,518	27,550
Storage Solutions	14,575	4,166	35,275	17,004
Industrial	5,385	4,222	14,265	10,364
Total gross profit	$36,906	$14,891	$88,213	$70,485
Operating income (loss)
Electrical Infrastructure	$2,882	$(2,422)	$3,977	$2,234
Oil Gas & Chemical	4,796	(648)	8,895	8,684
Storage Solutions	3,730	(4,025)	5,371	(6,709)
Industrial	1,386	1,233	2,298	2,424
Total operating income (loss)	$12,794	$(5,862)	$20,541	$6,633

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if the notice is significant relative to the overall project and if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended March 31, 2019:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of December 31, 2018	$102,738	$177,861	$545,204	$220,593	$1,046,396
Project awards	59,151	72,434	242,004	85,342	458,931
Revenue recognized	(60,669)	(82,544)	(134,391)	(81,283)	(358,887)
Backlog as of March 31, 2019	$101,220	$167,751	$652,817	$224,652	$1,146,440
Book-to-bill ratio(1)	1.0	0.9	1.8	1.0	1.3

(1)	Calculated by dividing project awards by revenue recognized during the period.
The following table provides a summary of changes in our backlog for the nine months ended March 31, 2019:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2018	$113,957	$227,452	$613,360	$263,827	1,218,596
Project awards	150,806	184,621	412,333	198,050	945,810
Revenue recognized	(163,543)	(244,322)	(372,876)	(237,225)	(1,017,966)
Backlog as of March 31, 2019	$101,220	$167,751	$652,817	$224,652	$1,146,440
Book-to-bill ratio(1)	0.9	0.8	1.1	0.8	0.9

(1)	Calculated by dividing project awards by revenue recognized during the period.